UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2005

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On November 21, 2005, i2 Technologies, Inc. entered into a Purchase Agreement with certain qualified institutional buyers, pursuant to which we agreed to issue and sell (i) $75 million in aggregate principal amount of our 5% Senior Convertible Notes due 2015 (the “Notes”) and (ii) warrants (the “Warrants”) to purchase up to approximately 485,000 shares of our Common Stock, par value $.00025 per share (“Common Stock”). The investors have agreed to a purchase price equal to 100% of the principal amount of the Notes. We have also granted the investors an option to purchase up to an additional $11.25 million in aggregate principal amount of Notes, on a pro rata basis based on the aggregate principal amount of Notes originally purchased, at the initial purchase price to investors. The investors have 60 days from closing of the private placement of the Notes to exercise this option.

In connection with the sale of the Notes, we will enter into an Indenture with JPMorgan Chase Bank, National Association, as trustee, relating to the Notes. The Notes will mature on November 15, 2015 and bear interest at a rate of 5% per annum, payable semiannually on May 15 and November 15, beginning May 15, 2006. The Notes will be senior obligations and will rank equally with any of our present and future senior obligations. The Notes will be effectively junior to any of our secured obligations to the extent of the value of the assets securing such obligations.

The Notes will be convertible, subject to certain conditions, into cash and shares, if any, of our Common Stock, at an initial conversion price of $15.4675 per share of Common Stock (which is equivalent to a conversion rate of approximately 64.6517 shares of Common Stock per $1,000 principal amount of Notes). The initial conversion price of the Notes represents a 15% premium to the last reported sale price of our Common Stock on The Nasdaq National Market (“Nasdaq”) on November 21, 2005. The conversion price will be subject to adjustment.

Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the Notes to be converted in cash, with any remaining amount to be satisfied in shares of Common Stock. The total number of shares of Common Stock deliverable upon conversion of the Notes and exercise of the Warrants will be limited to approximately 4.1 million shares, absent receipt of stockholder approval of the issuance of additional shares. Subject to certain conditions, to the extent that more shares of Common Stock would otherwise be issuable upon the conversion of Notes or the exercise of Warrants, we will be required to settle such conversions or exercises in cash by paying the value of the Common Stock into which the Notes would otherwise be convertible or the Warrants would otherwise be exercisable.

Prior to May 15, 2010, Holders may convert their Notes:

•	If the Notes have been called for redemption;

•	If the average of the trading prices for the Notes during any five consecutive trading-day period is less than 98% of the average of the conversion values for the Notes (the product of the last reported sale price of our Common Stock and the conversion rate) during that period; or

•	Upon certain distributions to all holders of our Common Stock, the occurrence of specified corporate transactions constituting a “fundamental change” (as such term is defined in the Indenture), or our Common Stock ceases to be approved for listing on Nasdaq and is not listed for trading on a U.S. national securities exchange or any similar U.S. system of automated securities price dissemination.

In addition, at any time after May 15, 2008 and prior to the close of business on May 15, 2010, holders of the Notes may surrender their Notes for conversion during any fiscal quarter if the closing sale price of our Common Stock is equal to or greater than 150% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter.

On or after May 15, 2010 and on or prior to the close of business on the business day immediately prior to the stated maturity date, the Notes are convertible anytime at the option of the holder.

In addition, following a “fundamental change” that occurs prior to November 15, 2010, a holder who elects to convert in connection with such “fundamental change” will be entitled to receive an additional (or “make whole”) premium, equal to the approximate lost option time value plus accrued but unpaid interest, if any, up to but excluding the conversion date.

Prior to May 20, 2008, the Notes will not be redeemable at our option. On or after May 20, 2008, we may redeem the Notes at any time or from time to time in whole or in part, for cash at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to but excluding the redemption date, so long as (i) the last reported sale price of our Common Stock has exceeded 175% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading days ending on the trading day prior to the date upon which we deliver to the holders the notice of redemption and (ii) on the date that we deliver a redemption notice through the date of redemption, the Common Stock issuable upon conversion of the Notes is either (1) covered by a registration statement covering resales thereof that is effective and available for use and is expected to remain effective and available for use for the 30 days following the date of such redemption notice or (2) eligible to be resold by non-affiliates pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”).

Holders of the Notes have the right to require us to repurchase all or any portion of the Notes on November 15, 2010 at a purchase price equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest to but excluding such repurchase date.

If we redeem our Series B Preferred Stock, we must also offer to repurchase the Notes for cash at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the repurchase date; provided, that if we redeem less than all of the outstanding shares of our Series B Preferred Stock, we shall be obligated to repurchase only a proportionate amount of the Notes.

Upon the occurrence of a “fundamental change,” each holder of the Notes will have the right to require us to repurchase for cash any or all of its Notes at a purchase price of 100% of the principal amount plus any accrued and unpaid interest to but excluding such repurchase date. A “fundamental change” means the occurrence of a Change of Control or Termination of Trading (as such terms are defined in the Indenture).

The Warrants will be exercisable at an initial exercise price of $15.4675 per share of Common Stock. The term of the Warrants will be ten years. All Warrants will be distributed to the investors on a pro rata basis in accordance with their investment in the Notes. The Warrants will contain traditional anti-dilution adjustments.

In connection with the sale of the Notes and the Warrants, we will enter into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we will agree to file with the Securities and Exchange Commission within 120 days of the date of the original issuance of the Notes and Warrants, a shelf registration statement covering resales of the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants. We will agree to use our reasonable best efforts to cause the shelf registration statement to become effective within 270 days after the date of original issuance of the Notes and Warrants and to remain effective until the earliest of (1) the date on which all such Common Stock held by non-affiliates is eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act, or any successor provision thereof, (2) the date when each of the shares of Common Stock covered by the shelf registration statement has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, (3) the date on which all such Common Stock has been resold pursuant to Rule 144 under the Securities Act, (4) the date on which all the Notes, the Warrants and the underlying Common Stock cease to be outstanding and (5) the date that is the three-year anniversary of the issue date. If the registration statement has not been declared effective within 270 days or if, thereafter, we fail to maintain the effectiveness of the registration statement, we will be required to pay additional interest at the rate of 0.50% per annum to holders of the Notes and the Warrants for the first 90 days and an additional 0.50% per annum thereafter.

The proceeds of the Notes will be used to repay or repurchase outstanding indebtedness or for working capital and other corporate purposes. The issuance and sale of the Notes and Warrants is scheduled to close on November 23, 2005, subject to customary closing conditions.

The Notes and Warrants will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes and Warrants will be sold in a private placement pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation to buy the Notes or the Warrants.

The foregoing summary is qualified in its entirety by reference to the Purchase Agreement, the form of Indenture, the form of Registration Rights Agreement, the form of Notes and the form of Warrants, copies of which are attached hereto as Exhibits 10.1, 4.1, 10.2, 4.2 and 4.3, respectively, and are incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
4.1	Form of Indenture

4.2	Form of Notes

4.3	Form of Warrants

10.1	Purchase Agreement dated as of November 21, 2005 by and among i2 Technologies, Inc. and the purchasers set forth on Schedule I thereto

10.2	Form of Registration Rights Agreement

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

By:	/s/ MICHAEL BERRY
Michael Berry
Executive Vice President and Chief Financial Officer

Dated:	November 22, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Indenture

4.2	Form of Notes

4.3	Form of Warrants

10.1	Purchase Agreement dated as of November 21, 2005 by and among i2 Technologies, Inc. and the purchasers set forth on Schedule I thereto

10.2	Form of Registration Rights Agreement

99.1	Press Release